Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
infoGROUP Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 of infoGROUP Inc. of our reports dated March 16, 2009, with respect to the consolidated balance sheets of infoGROUP Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, cash flows, and the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of infoGROUP Inc.
We also consent to the incorporation by reference in the registration statement on Form S-8 of infoGROUP Inc. of our report, dated August 29, 2008, with respect to the statements of net assets available for benefits of the infoUSA Inc. 401(k) Plan as of December 31, 2007 and 2006, the related statements of changes in net assets available for benefits for the year ended December 31, 2007, and the supplemental Schedule H, line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 11-K of the infoUSA Inc. 401(k) Plan.
Our report on the consolidated financial statements and the related consolidated financial statement schedule of infoGROUP Inc., dated March 16, 2009, notes that the Company changed its method of quantifying errors in 2006 and adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007.
Our report dated March 16, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, of infoGROUP Inc., expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2008 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company has not maintained effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
Our report dated March 16, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, of infoGROUP Inc., contains an emphasis of matter paragraph that states we do not express an opinion or any other form of assurance on management’s statements referring to corrective or remedial actions taken after December 31, 2008, relative to the aforementioned material weakness in internal control over financial reporting.
/s/ KPMG LLP
Omaha, Nebraska
April 1, 2009